THE MERGER FUND VL

Amendment No. 1 to the Bylaws

WHEREAS, ARTICLE IX, Section 2 of the bylaws (the “Bylaws”) of The Merger Fund VL (the “Trust”) permits the Board of Trustees of the Trust (the “Trustees”) to amend or repeal, in whole or in part, the Bylaws;

WHEREAS, the Trustees have provided for indemnification and advancement in respect of current and former Trustees of the Trust in Article VII, Section 2 of the Declaration of Trust and desire to amend Article VI of the Bylaws to revise Article VI to remove references to the Trustees and to remove any provisions that may be read to otherwise limit the rights of Trustees’ as provided under Article VII, Section 2 of the Declaration of Trust;

NOW, THEREFORE, the Article VI of the Bylaws is hereby amended and restated in its entirety as follows:

INDEMNIFICATION OF OFFICERS, EMPLOYEES AND OTHER AGENTS

Section  1.  Agents, Proceedings and Expenses.  For the purpose of this Article, "agent" means any person who is or was an officer, employee or other agent of this Trust or is or was serving at the request of this Trust as a trustee, director, officer, employee or agent of another foreign or domestic corporation,  partnership,  joint  venture,  trust or other  enterprise or was a trustee,  director,  officer,  employee  or  agent  of  a  foreign  or  domestic corporation which was a predecessor of another enterprise at the request of such predecessor  entity;  "proceeding"  means any  threatened,  pending or completed action or proceeding, whether civil, criminal,  administrative or investigative; and "expenses"  includes without limitation  attorney's fees and any expenses of establishing a right to indemnification under this Article.

Section  2.  Actions Other Than By Trust.  This Trust shall  indemnify  any person  who  was or is a  party or is  threatened  to be  made a  party  to any proceeding  (other than an action by or in the right of this Trust) by reason of the fact that such  person is or was an agent of this Trust,  against  expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection  with such  proceeding,  if it is determined  that the person acted in good faith and reasonably believed:

          (a) that his or her conduct was at least not opposed to the Trust's best interests, and

          (b) in the case of a criminal proceeding, that he or she had no reasonable cause to believe the conduct of that person was unlawful.

     The termination of any proceeding by judgment order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which the person reasonably believed was at least not opposed to the Trust’s best interests or that the person had reasonable cause to believe that the person's conduct was unlawful.

Section  3.  Actions By The Trust.  This Trust shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or  completed  action by or in the right of this Trust to procure a judgment  in its favor by  reason of the fact  that  that  person is or was an agent of this Trust,  against  expenses  actually  and  reasonably  incurred by that person in connection with the defense or settlement of that action if that person acted in good faith, in a manner that person believed to be in the best interests of this Trust and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

         Section  4.  Exclusion of Indemnification.  Notwithstanding any provision to the contrary contained herein, there shall be no right to indemnification for any liability arising by reason of  willful  misfeasance, bad faith, gross negligence, or the reckless disregard of the duties involved in the conduct of the agent's office with this Trust.

No indemnification shall be made under Sections 2 or 3 of this Article:

          (a) In respect of any claim, issue, or matter as to which that person shall have been  adjudged to be liable on the basis that personal benefit was improperly received by him or her, whether or not the benefit resulted from an action taken in the person's official capacity; or

          (b) In respect of any claim,  issue or matter as to which that  person shall have been adjudged to be liable in the  performance  of that person's duty to this  Trust,  unless and only to the extent that the court in which that action was brought shall  determine upon  application  that in view of all the  circumstances of the case, that person was not liable by reason of the disabling  conduct set forth in the  preceding  paragraph and is fairly and reasonably entitled to indemnity for the expenses which the court shall determine; or

          (c) Of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without, court approval, or of expenses incurred in defending a threatened or pending  action which is settled or otherwise disposed of without court approval,  unless the required approval set forth in Section 6 of this Article is obtained.

Section  5.  Successful Defense By Agent. To the extent that an agent of this Trust has been successful on the merits in defense of any proceeding referred to in Sections 2 or 3 of this  Article or in defense of any claim,  issue or matter therein, before the court or other body before whom the proceeding was brought, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in  connection  therewith,  provided  that the  Board of  Trustees, including a majority who are disinterested,  non-party Trustees, also determines that,  based upon a review of the  facts,  the agent was not liable by reason of the disabling conduct referred to in Section 4 of this Article.

Section  6.  Required  Approval.  Except  as  provided  in  Section 5 of this Article, any indemnification under this Article shall be made by this Trust only if authorized in the specific case on a determination  that  indemnification  of the  agent  is  proper  in the  circumstances  because  the  agent  has  met the applicable  standard of conduct set forth in Sections 2 or 3 of this Article and is not  prohibited  from  indemnification  because of the disabling  conduct set forth in Section 4 of this Article, by:

          (a) A majority  vote of a quorum  consisting  of Trustees  who are not parties to the proceeding  and are not interested  persons of the Trust (as defined in the Investment Company Act); or

          (b) A written opinion by an independent legal counsel.

Section   7.  Advance  of  Expenses.   Expenses  incurred  in  defending  any proceeding  may be advanced by this Trust  before the final  disposition  of the proceeding upon a written undertaking by or on behalf of the agent, to repay the amount  of the  advance  if it is  ultimately  determined  that he or she is not entitled to  indemnification,  together  with at least one of the following as a condition  to the  advance:  (i)  security  for the  undertaking;  or  (ii)  the existence of insurance  protecting the Trust against losses arising by reason of any lawful  advances;  or (iii) a  determination  by a  majority  of a quorum of Trustees who are not parties to the proceeding and are not interested persons of the Trust, or by an independent  legal counsel in a written opinion, based on a review of readily available facts that there is reason to believe that the agent ultimately  will  be  found  entitled  to  indemnification.  Determinations and authorizations  of  payments  under  this  Section  must be  made in the  manner specified in Section 6 of this Article for determining that the  indemnification is permissible.

Section 8.  Other Contractual Rights. Nothing contained in this Article shall limit any right to indemnification to which persons may be entitled by contract or otherwise.

Section  9.  Limitations.  No indemnification or advance shall be made under this Article, except as provided in Sections 5 or 6 in any circumstances where it appears:

          (a) that it would be  inconsistent  with a provision of the  Agreement and Declaration of Trust of the Trust, a resolution of the shareholders, or an  agreement  in effect at the time of  accrual  of the  alleged  cause of action  asserted in the  proceeding  in which the expenses were incurred or other   amounts   were   paid   which   prohibits   or   otherwise   limits  indemnification; or

          (b) that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Section 10. Insurance. Upon and in the event of a determination by the Board of Trustees of this Trust to purchase such insurance, this Trust shall purchase and  maintain  insurance on behalf of any agent of this Trust against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's  status as such, but only to the extent that this Trust would have  the  power to  indemnify  the agent against that liability under the provisions of this Article and the Agreement  and  Declaration of Trust of the Trust.

Section  11.  Fiduciaries of Employee Benefit Plan.  This Article does not apply to any proceeding against any investment manager or other fiduciary of an employee benefit plan in that person's capacity as such, even though that person may also be an agent of this Trust as defined in Section 1 of this Article.  Nothing contained in this Article shall limit any right to indemnification to which such a investment manager, or other fiduciary may be  entitled  by contract or  otherwise  which shall be enforceable to the extent permitted by applicable law other than this Article.

Section 12.  Interpretation.  This Article shall not be read to limit any right of indemnity or advancement granted under the Declaration of Trust or otherwise and applicable with respect to any current or former Trustee of the Trust for any action or omission taken in the capacity as a Trustee of the Trust.

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This Amendment is effective as of October 27, 2016.